EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT effective as of this 1st day of January 1996 ("Effective Date"), by and between Genentech, Inc., a Delaware corporation, hereinafter called the "Company" and Edmon R. ("Ed") Jennings, an individual, hereinafter called the "Employee."

                                 WITNESSETH:

     WHEREAS, the Company believes, and has heretofore acknowledged, that the Employee has made a tremendous contribution to the Company and is a highly valued employee, and accordingly the Company wishes to formalize its long-standing relationship with the Employee by documenting its desire to continue to employ the Employee as its Vice President; and

     WHEREAS, Employee is desirous of providing services to the Company in the aforementioned capacity:

     NOW, THEREFORE, in consideration of the mutual promises contained below, the Company and the Employee hereby agree as follows:

     1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth herein.

     2. Term. Subject to the provisions for early termination of the Employee's employment as hereinafter provided, the term of this Employment Agreement shall commence as of the Effective Date and shall continue for a period of three (3) years thereafter (the "Term").

     3. Duties. During the Term, Employee shall be employed as a Vice President of the Company and shall carry out the duties of said position in accordance with the reasonable directions and assignments of his superiors. The Employee agrees to exercise his best efforts to advance the interests of the Company, to diligently carry out the duties assigned to him by the Company and to devote his full-time attention and energies to the business of the Company. The Employee will not, during the Term, engage in any other business activity inconsistent with his duties to the Company.

     4. Salary. For all services rendered by the Employee hereunder, the Company agrees to pay annually to the Employee a base salary of one hundred ninety nine thousand eight hundred dollars ($199,800) (inclusive of the Employee's car allowance), payable in equal semi-monthly installments ("Base Salary"), which amount shall be reviewed on an annual basis and may be subject to upward adjustment on the basis of performance consistent with upward adjustments for the salaries of Vice Presidents of the Company generally as well as those whose scope of duties and responsibilities are similar to Employee's. The Employee will next be eligible for a salary review in December, 1996. During the period of his employment, the Employee shall also receive the benefits referred to in Paragraph 6 (b), without the exclusion resulting from consultant status.

     5. Bonuses. In addition to the salary set forth in Paragraph 4, the Employee is eligible to receive cash bonuses each year during the Term hereof, consistent with the Company's bonus plan for that year as approved by the Company's Board of Directors and similar in amount to bonuses paid other Vice Presidents of the Company whose scope of duties and responsibilities are similar to Employee's.

     6.  Termination.

        (a) The employment of the Employee hereunder may be terminated at any time, for any reason, by either party upon two weeks' notice of termination to the other party.

        (b) In the event of such termination by either party (except for termination by the Company for cause, as described in Paragraph 6(c) below), Employee shall continue as a consultant to the Company for the remainder of the Term, and the Company shall pay to Employee as a consultant on a monthly basis, within 15 days of the end of each month, during each month of the remaining Term, an amount equal to the amount of salary paid during his last month as an employee plus 1/12th of the amount of bonus he received for the preceding year. The foregoing amounts shall be subject to any appropriate withholding for federal or state income tax or similar tax purposes. In addition, in the event of such termination, Employee shall continue to receive, while he is receiving any payment under this paragraph, benefits similar to those that are then available to employees of the Company at the Vice President level, including, without limitation, medical, dental, vision and insurance benefits and any other benefits but specifically excluding the Company's stock purchase plan, its 401(k) plan and any other plan the Company may adopt in which participation is specifically conditioned on status as an employee. In addition, in the event of such termination, Employee as a consultant shall continue during the remaining Term to vest any unvested stock options he has under any of the Company's stock option plans at the same rate such options are vesting as of the Effective Date and such stock options shall remain exercisable until March 30, 2000, unless earlier terminated by lapse of time pursuant to the provisions of the plan or plans under which the stock options were granted. If Roche exercises its option to cause the Company to redeem all of the outstanding common stock not then owned by Roche, vesting of Employee's unvested options shall accelerate to the extent provided under the stock option plans and the individual grant agreements pursuant to which the options were granted, and the unvested options shall otherwise be treated in a manner identical to that of the unvested options (from the same stock option plans) of the Company's other employees at that time. In the event of a termination as described in Paragraph 6(a), Employee and the Company shall enter into a consulting agreement which contains the material terms described herein and any other standard terms the Company imposes on its other consultants at the time of such agreement.

        (c) The Company shall have the right to terminate this Agreement for cause only under the following circumstances:

          (i) the Employee's willful and continuing gross neglect of his duties or his willful and continuing failure to perform his duties, which continues for more than thirty (30) days following the Employee's receipt of written notice from the Company that describes such gross neglect or failure,

         (ii) the Employee's breach of his confidentiality obligations to the Company, as described in the Proprietary Rights and Inventions Agreement between the parties; or

        (iii)  the Employee's embezzlement from or fraud against the Company.

In the event of a termination for cause by the Company, and only in such event, the Employee shall only be paid his salary due as of his last day of employment and shall receive no benefits provided in Paragraph 6(b) hereof or any other compensation or remuneration hereunder. Nothing in Paragraph 6(c)(i) shall be construed as prohibiting the Employee from voluntarily resigning his position during the 30-day notice period provided in paragraph 6(c)(i) or at any time prior to the Employee's receipt of such notice. In such case, the Employee shall receive the benefits described in Paragraph 6(b) hereof.

     7. Waiver and Release. (a) Subject to the provisions of Paragraph 7(b) below, in exchange for the benefits provided to the Employee in this Agreement, the Employee waives and releases and promises never to assert any and all claims that the Employee has or might have against the Company and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors or assigns arising out of any acts, omissions or events occurring prior to the Effective Date, and other than claims arising under this Agreement. These claims include, but are not limited to, claims for discrimination arising under federal, state and local statutory or common law such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, and the law of contract and tort. The Employee also waives and releases and promises never to assert any such claims, even if the Employee does not believe that he has such claims. The Employee therefore waives his rights under section 1542 of the Civil Code of California, which states as follows:

               A general release does not extend to claims which
            the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     (b)  Notwithstanding the provisions of Paragraph 7(a) above:

          (i) if the Employee shall hereafter be made a defendant in any civil or criminal proceeding or proceedings relating to the Employee's activities as an employee of, or otherwise on behalf of, the Company, and whether or not such activities have heretofore been or may hereafter be the subject of governmental or other investigation, inquiry or other action, and/or

         (ii) if the Employee shall otherwise be subjected to expense or other liability in connection with any such activities, investigation, inquiry or other action,

then (A) the Waiver and Release provided for in Paragraph 7(a) shall not apply to claims of the Employee against the Company for indemnification which arise out of any of the matters referred to in (b)(i) or (b)(ii) above ("Potential Matters"), and (B) the Company agrees to indemnify the Employee fully with respect to any and all Potential Matters in accordance with the Company's Certificate of Incorporation and the Delaware (or other relevant) corporate law, including but not limited to the same provisions with respect to indemnification and advancement of such legal fees which the Employee may incur in connection with any such Potential Matter as are contained in the May 31, 1994 agreement between the Employee and the Company.

     8. Choice of Law; Arbitration. This Employment Agreement shall be interpreted and enforced in accordance with the laws of the State of California. Any dispute under this Agreement shall be resolved by arbitration, which shall be held in San Francisco, California, in accordance with the Rules of the American Arbitration Association, within thirty (30) days after the parties shall have been unable to resolve any such dispute. Judgment upon an arbitration award may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which such party may be entitled.

     9. Notices. Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing, and if sent by first class mail to his residence in the case of the Employee, or to its principal office in the case of the Company and addressed to Corporate Secretary. Any such notice shall be effective upon delivery if it is hand-delivered, upon receipt if it is transmitted by wire or telegram, or three (3) days after deposit in the United States mail, if it is mailed.

    10. Waiver of Breach. The waiver by either party of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

    11. Assignment. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Company may assign this Agreement to any purchaser of substantially all of its assets, to the surviving entity in a merger with the Company, or to any entity controlled by, under common control with, or controlling the Company. Employee shall have no right or power to assign this Agreement in whole or in part to any third party, provided, however, that:

     (a) if the Employee shall be prevented during the term of this Agreement from properly performing services hereunder by reason of illness or other physical or mental incapacity, the Company shall continue to pay the Employee his then current salary hereunder during the period of his disability (but not to exceed the Term) and shall continue to provide all of the employee benefits to which the Employee was entitled prior to the commencement of such disability;

     (b) the provisions of this Paragraph 11 shall not affect the entitlements of the Employee's spouse, heirs, executors, administrators, legatees, beneficiaries or assigns under the Company's Stock Purchase or Stock Option Plan, or any other employee benefit plan of the Company.

    12. Entire Agreement. This Employment Agreement contains the entire agreement of the parties respecting the subject matter hereof, but does not abrogate or otherwise affect the May 31, 1994 agreement between the Company and the Employee concerning indemnification of the Employee. This Employment Agreement may not be changed orally but only by an agreement in writing executed by both of the parties.

     IN WITNESS WHEREOF, parties have executed this Employment Agreement effective as of the Effective Date.

                                          COMPANY:

                                          By:        /S/John P. McLaughlin

                                          Title:     Executive Vice President

                                          EMPLOYEE:  /S/Edmon R. Jennings